EXHIBIT 99.1

NEWS RELEASE

Investor Contact:

Jessica Vanden Heuvel, Vice President, Director of Investor Relations

920-491-7059

Media Contact:

Jennifer Kaminski, Vice President, Public Relations Manager

920-491-7576

Associated Banc-Corp Announces Dividends and Series D Preferred Stock Repurchase Program

GREEN BAY, Wis. –– July 25, 2017 –– The Board of Directors of Associated Banc-Corp (NYSE: ASB) (“Associated”) today declared a regular quarterly cash dividend of $0.12 per common share, payable on September 15, 2017 to shareholders of record at the close of business on September 1, 2017.

The Board of Directors also declared a regular quarterly cash dividend of $0.3828125 per depositary share on Associated Banc-Corp’s 6.125% Series C Perpetual Preferred Stock, payable on September 15, 2017 to shareholders of record at the close of business on September 1, 2017.

The Board of Directors also declared a regular quarterly cash dividend of $0.3359375 per depositary share on Associated’s 5.375% Series D Perpetual Preferred Stock, payable on September 15, 2017 to shareholders of record at the close of business on September 1, 2017.

The Board also authorized the repurchase of up to $15 million of Associated Banc-Corp’s 5.375% Series D Perpetual Preferred Stock.  Repurchases under such programs are subject to regulatory approval and may occur from time to time in open market purchases, block transactions, private transactions, accelerated share repurchase programs or similar facilities.

ABOUT ASSOCIATED BANC-CORP

Associated Banc-Corp (NYSE: ASB) has total assets of over $29 billion and is one of the top 50 publicly traded U.S. bank holding companies. Headquartered in Green Bay, Wisconsin, Associated is a leading Midwest banking franchise, offering a full range of financial products and services from over 200 banking locations serving more than 100 communities throughout Wisconsin, Illinois and Minnesota, and commercial financial services in Indiana, Michigan, Missouri, Ohio and Texas. Associated Bank, N.A. is an Equal Housing Lender, Equal Opportunity Lender and Member FDIC. More information about Associated Banc-Corp is available at www.associatedbank.com.

FORWARD LOOKING STATEMENTS

Statements made in this document which are not purely historical are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. This includes any statements regarding management’s plans, objectives, or goals for future operations, products or services, and forecasts of its revenues, earnings, or other measures of performance.  Such forward-looking statements may be identified by the use of words such as “believe”, “expect”, “anticipate”, “plan”, “estimate”, “should”, “will”, “intend”, “outlook”, or similar expressions.  Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties. Actual results may differ materially from those contained in the forward-looking statements.  Factors which may cause actual results to differ materially from those contained in such forward-looking statements include those identified in the Company’s most recent Form 10-K and subsequent SEC filings.  Such factors are incorporated herein by reference.